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                                  Exhibit 3C


SECTION 8. PROXIES. At meetings of the shareholders, any shareholder of record entitled to vote thereat, or to execute consents, waivers, or releases, may be represented and may vote at such meetings, execute consents, waivers, and releases, and exercise any of his other rights as a shareholder, by proxy or proxies appointed by an instrument in writing signed by such shareholder or appointed in any other manner permitted by Ohio law. Any such instrument in writing or record of any such appointment shall be filed with or received by the secretary of the meeting before the person(s) holding such proxy or proxies shall be allowed to vote thereunder. No appointment of a proxy or proxies is valid after the expiration of eleven months after it is made unless the writing or other communication which appoints such proxy or proxies specifies the date on which it is to expire or the length of time it is to continue in force.















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